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                         [LATHAM & WATKINS LETTERHEAD]

                                   May 12, 1995



Avery Dennison Corporation
150 North Orange Grove Boulevard
Pasadena, California 91103

          Re:  $100,000,000 Aggregate Principal
               Amount of Debt Securities of
               Avery Dennison Corporation
               --------------------------------

Ladies and Gentlemen:

          We have acted as your counsel in connection with the issuance and sale from time to time of Medium Term Notes, Series C, due from nine months to 30 years from the date of issue (the "Securities") pursuant to that certain Indenture, dated as of March 15, 1991, between Avery Dennison Corporation (the "Company") and Security Pacific National Bank, as Trustee, as amended by that certain First Supplemental Indenture, dated as of March 16, 1993, between the Company and BankAmerica National Trust Company, as successor trustee (the "Trustee") (collectively, the "Indenture"). The Securities are registered on the Registration Statement on Form S-3 (File No. 33-59129; the "Registration Statement"), filed by the Company on May 5, 1995 under the Securities Act of 1933, as amended (the "Act"). We are familiar with the proceedings taken, and are familiar with the additional proceedings proposed to be taken, by you in connection with the authorization, issuance and sale of the Securities. We have examined the Registration Statement and the Indenture under which the Securities are to be issued.
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Avery Dennison Corporation
May 12, 1995
Page 2

          Based on the foregoing, and in reliance thereon, and subject to the assumptions, qualifications and limitations set forth herein, it is our opinion that the Securities have been duly authorized by all necessary corporate action on the part of the Company and when the final terms of a particular Security and of its issuance and sale have been duly established in conformity with the Indenture, and when such Security has been duly executed, authenticated, issued and delivered by the Company, and paid for as contemplated by the Distribution Agreement, dated as of May 12, 1995, among the Company, Goldman, Sachs & Co. and J.P. Morgan Securities Inc., and by any applicable Terms Agreement, such Security will be a valid, binding and enforceable obligation of the Company entitled to the benefits provided by the Indenture.

          Our opinion is subject to the following limitations, qualifications and exceptions: (a) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws, or equitable principles, relating to or limiting the rights of creditors generally; (b) the use of the term enforceable shall not imply any opinion as to the availability of specific performance, injunctive relief or other equitable remedies; (c) we advise you that a California court may not strictly enforce certain covenants contained in the Indenture or allow acceleration of the maturity of the indebtedness evidenced by the Securities if it concludes that such enforcement or acceleration would be unreasonable under the then existing circumstances; (d) certain rights, remedies and waivers contained in the Indenture or Securities may be limited or rendered ineffective by applicable California laws or judicial decisions governing such provisions, but such laws or judicial decisions do not render the Indenture or the Securities invalid or unenforceable as a whole; and
(e) applicable California laws or judicial decisions may require that a judgment for money damages rendered in the United States be expressed in United States dollars.

          We consent to the incorporation by reference of this opinion in the Registration Statement.

                              Very truly yours,



                              LATHAM & WATKINS